marizyme™

March 5, 2021

James Sapirstein
Chairman of the Board of Directors
Marizyme, Inc.
555 Heritage Drive, Suite 205
Jupiter, FL 33458

Dear James:

As we discussed, this letter is my proposal for certain terms of my future employment agreement:

1. $250,000 salary stays the same
2. Termination:
   a. If I am terminated for any reason within four (4) months of the signing of this binding understanding, I will get paid for the remaining amount of time left in the four (4) months and an additional nine (9) months' severance payable within fifteen (15) calendar days of the termination.
   b. If I am terminated for any reason after four (4) months of the signing of this binding understanding, I will receive nine (9) months' severance payable within fifteen (15) calendar days of the termination.
   c. If a new CEO, President and/or other key leading officer and/or director is contracted with the Company and they desire to terminate me for any reason, I will get the termination benefits as described in 2.a. or 2.b. above, whichever is applicable.
   d. If I terminate for reason and it is uncurable, I will receive nine (9) months' severance payable within fifteen (15) calendar days after termination.
   e. My health insurance will be paid 100% for a period of nine (9) months from the date of termination.
   f. All common stock of the Company will become 100% vested as of the date of this binding understanding (they were scheduled for August 31, 2021). The options for common stock of the Company will become 50% vested as of the date of this binding understanding and the remaining 50% will become vested as of October 22, 2021, the one-year anniversary date of issuance.
3. If I am terminated, or I terminate, as an employee, I will be available to work as a consultant to the Company in regard to any of the responsibilities I currently have at the same monthly rate that I am currently compensated. The consulting fees will be prepaid for each month and the services will be provided for the month contracted, as needed.

If I am terminated for any reason, I will sign a Release that I provide to the Company which has precedent as acceptable as it is the same Release that is part of the Employment Agreement between the Company and Dr. Neil Campbell as filed with the SEC on a Form 8-K.

This letter of understanding is binding.

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Sincerely,

Bruce Harmon

Accepted in full as witnessed by my signature:

James Sapirstein
Chairman
Marizyme, Inc.

Marizyme, Inc.
555 Heritage Drive, Suite 205, Jupiter, FL 33458
561-935-9955 (O) 561-529-4248 (F)
www.marizyme.com